Exhibit 5.3
[LETTERHEAD OF FOX ROTHSCHILD LLP]
July 21, 2006
SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
Ladies and Gentlemen:
     We have served as special New Jersey counsel for OMR Systems Corporation, a New Jersey corporation (the “New Jersey Guarantor”), in connection with the issuance and exchange of up to $205,000,000 aggregate original principal amount of 11 3/4% Senior Subordinated Notes due 2013 (the “Exchange Notes”) of SS&C Technologies, Inc., a Delaware corporation (the “Company”), and the guarantee by the Guarantors (as defined below), including the New Jersey Guarantor, of the obligations represented by the Exchange Notes (the “Exchange Guarantees” and, together with the Exchange Notes, the “New Securities”).
     The New Securities are to be issued pursuant to an Indenture, dated as of November 23, 2005 (the “Original Indenture”), among the Company, Sunshine Acquisition II, Inc. (“Sunshine”), and the guarantors listed on the signature page thereto (collectively, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 27, 2006 (the “First Supplemental Indenture”) (the Original Indenture, as supplemented by the First Supplemental Indenture being referred to collectively as the “Indenture”). The New Securities are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate original principal amount of currently outstanding 11 3/4% Senior Subordinated Notes due 2013 (collectively, the “Old Notes”) and the guarantees of the obligations represented by the Old Notes in accordance with the terms of a Registration Rights Agreement, dated as of November 23, 2005, by and among the Company, Sunshine, the Guarantors and the Initial Purchasers (as defined therein), as supplemented by the Joinder Agreement, dated as of April 27, 2006.
     This opinion is being furnished to you at the request of our client pursuant to the Indenture. Capitalized terms used herein that are not defined herein shall have the meanings set forth in the Indenture.
     In rendering the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
          (a)      a copy, as executed, of the Indenture;

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          (b)      a copy, as executed, of the Note Guarantee, the terms of which are set forth in the Indenture (the “Note Guarantee”);
          (c)      a copy of the Certificate of Incorporation and Merger of the New Jersey Guarantor, filed in the Office of the Treasurer of the State of New Jersey on May 27, 1999;
          (d)      a copy of the Bylaws of the New Jersey Guarantor, as amended by Amendment No. 1 to Bylaws of OMR Systems Corporation;
          (e)      a copy of the Written Consent in Lieu of a Special Meeting of the Board of Directors of the New Jersey Guarantor, dated November 23, 2005; and
          (f)      a Certificate of the Treasurer of the New Jersey Guarantor, dated as of the date hereof, attesting to (i) true, correct and complete copies of the Certificate of Incorporation and Merger of the New Jersey Guarantor, as amended, the Bylaws of the New Jersey Guarantor, as amended, and the resolutions of the Board of Directors of the New Jersey Guarantor approving, among other things, the Loan Documents (as defined in the immediately succeeding paragraph), each as certified to us by the New Jersey Guarantor to have been in effect on November 23, 2005, and (ii) the authorization, incumbency and signatures of certain officers of the New Jersey Guarantor.
     The documents in (a) and (b) above are herein referred to collectively as the “Loan Documents.” We call to your attention that we have not examined any court, real estate or commercial financing records. We have also made such examination of law as we have deemed necessary for purposes of this opinion.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate.
     We have assumed that each of the parties to the Loan Documents other than the New Jersey Guarantor (the “Other Parties”) has satisfied all applicable legal requirements necessary to make the Loan Documents enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Loan Documents against the New Jersey Guarantor. We have also assumed that the conduct of the parties to the Loan Documents complies with any requirements of good faith, fair dealing and absence of unconscionability, and there has not been any mutual mistake of fact, fraud, duress or undue influence.

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     As to any facts material to our opinions expressed herein, we have relied upon the representations and warranties of the Company and the New Jersey Guarantor contained in the Loan Documents and upon a certificate of Patrick J. Pedonti, Treasurer of the New Jersey Guarantor, with respect to certain factual matters. In this regard, we have assumed the due authorization, execution and delivery of the Loan Documents by all of the Other Parties thereto, that all of the Other Parties thereto have full power and legal right to enter into the Loan Documents and to consummate the transactions contemplated thereby, and that each of the Loan Documents constitutes a legal, valid and binding obligation of each of the Other Parties thereto.
     To the extent that a statement herein is qualified by the phrases “to our knowledge” or “known to us”, or by similar phrases, it is intended to indicate that, during the course of our representation of the New Jersey Guarantor in connection with the Loan Documents, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered substantive legal services in connection with the representation of the New Jersey Guarantor with respect to the Loan Documents. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the New Jersey Guarantor.
     Our opinion is limited in all respects to the laws of the United States and the State of New Jersey and we express no opinion as to the laws of any other jurisdiction. In this regard we note that each of the Loan Documents recites that it is governed by the laws of the State of New York, and for purposes of rendering the opinions herein, we have assumed, with your permission, that insofar as the laws of such jurisdiction are applicable to the matters set forth herein, such laws are identical to and will be interpreted in all respects in the same manner as the laws of the State of New Jersey without regard to conflicts of laws principles.
     Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that:
     1.      The New Jersey Guarantor had the corporate power to execute and deliver each of the Loan Documents and to perform its obligations thereunder.
     2.      The execution and delivery by the New Jersey Guarantor of each of the Loan Documents and the performance by the New Jersey Guarantor of its obligations under the Loan Documents were duly authorized by all necessary corporate action on the part of the New Jersey Guarantor.
     3.      The execution and delivery by the New Jersey Guarantor of each of the Loan Documents and the performance of the obligations of the New Jersey Guarantor thereunder did

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not violate (a) the provisions of the New Jersey Guarantor’s Certificate of Incorporation and Merger or Bylaws, or (b) any federal or New Jersey law applicable to the New Jersey Guarantor.
     Our opinions expressed above are subject to the following additional qualifications:
          (a)      We express no opinion as to the effect of any federal or New Jersey law, rule or regulation concerning securities, trademarks, patents, copyrights, trade secrets, antitrust, taxes, pollution, hazardous substances or environmental protection, zoning, land use, building, construction, labor, protection of disabled persons, or occupational health and safety in respect of the transactions contemplated by or referred to in any of the Loan Documents, or as to any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the state or regional level).
          (b)      We express no opinion as to the existence of or title to property or encumbrances thereon, the description of any property or the creation or the perfection of any security interest or the priority of any security interest or the perfection or the priority of any mortgage or other lien.
          (c)      Our opinion in paragraph 3 above as to compliance with certain statutes, rules is based upon a review (as limited by (a) above) of those federal and New Jersey statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Loan Documents.
          (d)      In rendering this opinion, we have assumed that: (i) the Other Parties have acted without notice of any defense against the enforcement of any rights created by the transactions contemplated by the Loan Documents; (ii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Loan Documents; (iii) each applicable statute, rule, regulation, order and agency action affecting the parties to the Loan Documents or the transactions contemplated thereby is valid and constitutional; (iv) all parties to the Loan Documents will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to the subsequent consummation of any transaction among the parties to the Loan Documents or relevant to the subsequent performance of any of the Loan Documents; and (v) the Other Parties will act in accordance with, and will refrain from taking any action which is inconsistent with, the terms and conditions of any of the Loan Documents.
          (e)      Our opinion is based upon and relies upon the current status of law, and in all respects is subject to and may be limited by future legislation or case law.
          (f)      We have assumed that any interest under any Loan Documents will not be charged, accrued or collected at a rate in excess of that permitted by applicable law. Under the

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laws of the State of New Jersey, a loan bearing interest at a rate in excess of 30% per annum with respect to an individual, a general partnership or a limited partnership and in excess of 50% per annum with respect to a corporation, a limited liability company or a limited liability partnership may be deemed usurious and in violation of a criminal statute. For the purposes of this opinion, we have assumed that the interest payable pursuant to the Loan Documents will not, when calculated with respect to any period of time, exceed the maximum applicable rate per annum that is deemed not to be usurious under such criminal statute.
          (g)      We have assumed that the resolutions authorizing and approving the Loan Documents have not been amended, modified, supplemented or rescinded in any manner since November 23, 2005.
     The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.
     This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.
     We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement on Form S-4, as amended (Registration No. 333-135139) (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and to the use of our name under the caption “Validity of Securities” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
     It is understood that this opinion letter and the opinions contained herein are to be used only in connection with the offer and exchange of the New Securities while the Registration Statement filed with the Commission relating to the registration of the New Securities under the Securities Act is in effect. This opinion letter and the opinions contained herein may be relied on as to matters of New Jersey law by Wilmer Cutler Pickering Hale and Dorr LLP in its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ FOX ROTHSCHILD LLP